CNA Announces New Member to Board of Directors
CHICAGO, October 13, 2017 - CNA Financial Corporation (NYSE: CNA) announced that Mr. Michael Bless has been appointed to the Company’s Board of Directors, effective October 13, 2017. Mr. Bless will serve on the board's Audit, Compensation and Finance Committees.

Mr. Bless is President, Chief Executive Officer and Director of Century Aluminum Company ("Century") (NASDAQ: CENX). He joined Century in 2006 as Executive Vice President and Chief Financial Officer and was elected President and Chief Executive Officer in November 2011 and elected to the Board of Directors in December 2012.

Mr. Bless serves on the Board of Directors for Simpson Manufacturing Company Inc. and is a National Trustee, Midwest Region for Boys & Girls Club of America.

About CNA
CNA is the eighth largest commercial insurer in the United States. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada, Europe and Asia, backed by 120 years of experience and more than $45 billion of assets. For more information about CNA visit our website at www.cna.com.

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CONTACT:
Brandon Davis, 312-822-5167 / 312-834-6091
Sarah Pang, 312-822-6394 / 312-607-5544